Exhibit 99
Form 4 Joint Filer Information

Name:	YORKTOWN ENERGY PARTNERS V, L.P.

Address:	410 PARK AVENUE, 19TH FLOOR NEW YORK, NY 10022-4407

Designated Filer:	YORKTOWN V COMPANY LLC

Issuer & Ticket Symbol:	CONCHO RESOURCES INC. [CXO]

Date of Event Requiring Statement:	12/16/2008

Signature:	YORKTOWN ENERGY PARTNERS V, L.P.
	By:		Yorktown V Company LLC,
its general partner

		By:	/s/ W. Howard Keenan, Jr.
Member

Date:	12/17/2008